Exhibit 10.1

November 8, 2004

Mr. David Godsell
Alcan Rolled Products Americas and Asia
6060 Parkland Blvd.
Cleveland, OH 44124

Dear David,

This offer of employment represents another truly exciting and historic step along the path in the creation of Novelis Inc. This is, in fact, the first instance where the Alcan and Novelis names and logos have appeared together. As one of the key leaders who will have a direct impact on this new company, I trust you are as enthused as I am about this opportunity. Unlike anything we have been involved with in the past, this is truly a once in a career event, and we need to recognize and capitalize off the fabulous chance that we are being given.

In this letter I will address the specific terms and conditions of your offer, however, there are a few key points that I would like to bring to your attention first. Please recall that it is the fiduciary responsibility of the Alcan Board of Directors to establish the preliminary terms and conditions of employment for Novelis. For the most part, this means that what exists at present within Alcan, in the form of programs and benefits, will continue through the transition from Alcan to Novelis. Following the completion of the spin in 2005, we will be reviewing the full array of employee compensation and benefit offerings to custom fit these to our new business. You will be fully engaged as we go through this process.

For these reasons I will not go through a complete review of those things being cloned or replicated from Alcan, but rather will touch on significant points and those things that involve a change.

POSITION TITLE

I am pleased to confirm the offer of Vice President, Human Resources and EHS with Novelis Inc.

EMPLOYMENT DATE

This offer is obviously predicated on the spin being completed and the creation of Novelis. We continue to believe that this will occur on schedule around year-end. That being the case, this offer would become effective January 1, 2005.

RECOGNITION OF ALCAN SERVICE

Novelis will recognize Alcan and predecessor company service for the purposes of vacation and any other plan where service is used in providing a benefit.

BASE SALARY

Your base salary will be adjusted to $310,000.00. This salary recommendation was arrived at following a review by Towers Perrin of similar positions in comparably sized organizations. This was reviewed by Alcan's management and approved by the Human Resources Committee of the Board of Directors. While further analysis will be conducted, it does give us a starting point from which to develop our cash compensation model. Using the Alcan salary scale, this position has been set at an equivalent of job grade 47.

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Page 2 of 3

EXECUTIVE PERFORMANCE AWARD 2004

Your participation in the 2004 Executive Performance Award plan continues uninterrupted to year-end at your existing Alcan job grade and will be paid out in the same timeframe and manner as you have experienced in the past.

EXECUTIVE PERFORMANCE AWARD 2005

Novelis will institute a short-term incentive program for the 2005 plan year conceptually similar to the existing Alcan plan. It is possible that the financial metrics will be adjusted to better fit the new business. The target guideline for job grade 47 is 55%. More information will be forthcoming on this as it is developed.

TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE PLAN

Your participation in the Alcan TSR program will be terminated on the date of the spin-off.

You will have noted in the 2004 Long Term Incentive (LTI) program, the normal 50% TSR portion was issued in the form of share options.

Discussions continue to determine the most equitable way to handle TSR tranches 1 (2002) and 2 (2003) for the Novelis employees. You will be informed as soon as a final conclusion is reached on this.

Novelis will be instituting a Long Term Incentive Program (LTI) the details of which will require approval of the Board of Directors for the new company. More information about the new program will be shared when information becomes available.

SHARE OPTIONS

Your current Alcan share options will be converted to Novelis share options based on the total value of the Alcan stock options and the time of spin-off. That is, the number of Novelis share options to you will be adjusted to preserve the value of your current Alcan stock options on the date of the spin-off.

U.S. DEFERRED COMPENSATION PLAN

Alcan will maintain your deferred compensation account and be subject to the elections that you made. Given the nature of this plan, there is no plan to create a deferred compensation plan within Novelis at the point of the spin-off. This will be reviewed in due course.

CHANGE IN CONTROL AGREEMENT

A Change in Control Agreement has been prepared for you to relieve any personal uncertainties you may have stemming out of the transaction such that you can focus 100% of your effort on making this venture successful. This agreement will be provided to you under separate cover.

BENEFIT PLANS

Your participation in the Alcan retirement and health and welfare benefit plans will continue up to the point of spin. Novelis will adopt plans with provisions for the most part identical to those currently in effect within Alcan.

MISCELLANEOUS PLANS

Participation in other plans (e.g. Flexperks, Auto, Executive Physical Exams) will continue as they exist today.

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As part of the process I would ask that you sign this offer and return it to me at your earliest convenience. I look forward to the challenges that we will face together and turn into successes.

Yours truly,


/s/ Brian W. Sturgell

Brian Sturgell
Chief Executive Officer

Accepted /s/ David Godsell                           date November 10, 2004

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CHANGE OF CONTROL AGREEMENT made as of the _____________, between:

                 Alcan Inc., a corporation incorporated under the laws of Canada with its registered office at 1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2 ("Alcan");


                 Mr. David K. Godsell (the "Executive").

WHEREAS, Alcan has announced its intention to spin off its Rolled Products Business (as hereinafter defined) to Novelis Inc. in the manner described in Alcan's current Form 10 registration statement filed with the Securities Exchange Commission;

WHEREAS, the Executive has been identified as a key member of the Rolled Products Business and is expected to transfer employment to Novelis Inc. in the role of Vice President, Human Resources and EHS;

WHEREAS Alcan acknowledges that the spin off or any other transaction in replacement thereof that would result in a change of control of all or substantially all of the Rolled Products Business, with the attendant uncertainties and risks, may result in the departure or distraction of key employees to the detriment of Alcan;

WHEREAS, Alcan has determined that it is appropriate to take steps to induce key employees to remain as such, and to reinforce and encourage their continued attention and dedication, when faced with the uncertainty surrounding the said transfer of control; and

WHEREAS Alcan will, as a condition of the change of control of the Rolled Products Business, cause the acquirer to assume all liability for the undertakings to the Executive in this Agreement beginning from the date of the said change of control.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.   DEFINITIONS

"Rolled Products Business" shall mean the majority of Alcan's rolled products
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assets and certain alumina and primary metal related assets in Brazil, substantially as detailed in Alcan's current Form 10 registration statement filed with the Securities Exchange Commission, and shall include where appropriate shares in relevant subsidiaries.

"Acquirer" shall mean the acquirer of the Rolled Products Business from Alcan,
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which Acquirer may at the time of the Change of Control be a subsidiary of Alcan or an independent third party (including Novelis Inc.);

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"Chanqe of Control" shall mean the transfer, by sale or otherwise, of the Rolled
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Products Business by Alcan to the Acquirer.

"Date of Termination" with respect to any purported termination of the
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Executive's employment after a Change of Control, shall mean the date specified in the notice of termination. In the case of a termination by the Employer, the Date of Termination shall not be less than 30 days after the Change of Control except in the case of a termination for Cause, which shall be the date specified in the notice of termination. In the case of a termination by the Executive for Good Reason, the Date of Termination shall not be earlier than 90 days after the Change of Control.

"Employer" shall mean the employer of the Executive at the time of his or her
----------
Date of Termination;

"Special Termination Indemnity Payment" shall mean an amount equal to 24 months
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of the Executive's total cash compensation (i.e. base salary plus EPA Guideline amount) in effect on the date of termination of employment;

"Termination for Good Reason" refers to a termination of employment by the
-----------------------------
Executive within 90 days after the occurrence of the Good Reason event, failing which such event shall not constitute Good Reason under this Agreement. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence of any of the following events without the Executive's express written consent:

(i) any material diminution in the Executive's duties, responsibilities or authority (except in each case in connection with the termination of the Executive's employment for Cause or temporarily as a result of the Executive's illness or other excusable absence);
(ii)    a reduction in the Executive's annual base salary rate;
(iii) a relocation of the Executive's principal business location to an area outside the country of the Executive's principal business location at the time of the Change of Control;
(iv) a failure by the Employer after a Change of Control to continue any annual Executive Performance Award Plan, program or arrangement in which the Executive is then entitled to participate (the "Bonus Plans"), provided that any such plan(s) may be modified at the Employer's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing the Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or a failure by the Employer to continue the Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and the achievability thereof as the Executive participated immediately prior to any change in such plans of awards, in accordance with the Bonus Plans and the Substitute Plans;
(v) a failure to permit the Executive after the Change of Control to participate in cash or equity based long-term incentive plans and programs other than Bonus Plans on a basis providing the Executive in the aggregate with an annualized award value in each fiscal year after the Change of Control at least equal to the aggregate annualized award value being provided by the employer to the Executive under such incentive plans and programs immediately prior to the Change of Control (with any awards intended not to be repeated on an annual basis allocated over the years the awards are intended to cover);

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(vi)    the failure by the Employer to continue in effect any material employee benefit program such as a saving, pension, excess pension, medical, dental, disability, accident, life insurance plan or a relocation plan or policy or any other material plan, program, perquisite or policy of the Employer intended to benefit the Executive in which the Executive is participating at the time of a Change of Control (or programs providing the Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such employee benefit program in accordance with its terms as in effect at the time of a Change of Control, or taking of any action, or the failure to act, by the employer which would adversely affect the executive's continued participation in any of such employee benefit programs on at least as favourable a basis to the Executive as is the case on the date of a Change of Control; or which would materially reduce the Executive's benefits in the future under any of such employee benefit programs or deprive him or her of any material benefit enjoyed by the Executive at the time of a Change of Control;
(vii) a material breach by the Employer of any other written agreement with the Executive that remains uncured for 21 days after written notice of such breach is given to the Employer; or
(viii) failure of any successor Employer to assume in a writing delivered to the Executive the obligations hereunder within 21 days after written notice by the Executive.

"Termination for Cause" shall mean:
-----------------------
(i) the failure by the Executive to attempt to substantially perform his or her duties and responsibilities with regard to the Employer or any affiliate (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by Employer that specifically identifies the manner in which the Employer believes the Executive has failed to attempt to substantially perform his or her duties and responsibilities and a reasonable time for the Executive to correct or remedy;
(ii) the willful engaging by the Executive in misconduct in connection with the Employer or its business which is materially injurious to the Employer monetarily or otherwise; or
(iii) any misappropriation or fraud with regard to the Employer or any of the assets of the Employer (other than good faith expense account disputes).

For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interests of the Employer. In the event that the Executive alleges that the failure to attempt to perform his or her duties and responsibilities is due to a physical or mental illness, and thus not "Cause", the Executive shall be required to furnish the Employer with a written statement from a licensed physician who is reasonably acceptable to the Employer which confirms the Executive's inability to attempt to perform due to such physical or mental illness. A termination for Cause after a Change of Control shall be based only on events occurring after such Change of Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Employer prior to a Change of Control.

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2.   ALCAN'S UNDERTAKINGS TO THE EXECUTIVE UPON CHANGE OF CONTROL

2.1 The term of Alcan's undertakings as set out hereunder shall commence on the date of this Agreement and shall expire, unless previously terminated as provided herein, on the earliest of:

     (a)  24 months after the date of Change of Control;
     (b)  the date of the Executive's death;
     (c)  the date of the Executive's retirement;
     (d) the day following the termination of the Executive's employment for any other reason; or
     (e)  30 June 2005, in the event that no Change of Control has taken place.

2.2 Alcan shall cause the Acquirer to assume all liability for the undertakings to the Executive as a condition of the Change of Control. If the Executive's employment with Alcan, the Acquirer or a subsequent acquirer of the Rolled Products Business is terminated during the above-stated term:

     (a)  by the Employer by reason other than for Cause; or

     (b)  by the Executive for Good Reason,

     the Executive shall be entitled to the Special Termination Indemnity Payment from Alcan.

3.   EXECUTIVE'S UNDERTAKINGS TO ALCAN

The Executive, as an executive of Alcan, undertakes (i) to act in good faith and cooperate reasonably with a view to the completion of the Change of Control of the Rolled Products Business in the best interests of Alcan as a whole as determined by the Alcan Board of Directors, including in respect of any subsequent spin-off or other transaction, (ii) to conduct himself or herself as an employee of Alcan and use his or her influence as an executive so that the interests of Alcan as a whole are fairly protected and well-managed in a manner consistent with past practice until such time as Alcan spins off or otherwise transfers the Rolled Products Business, (iii) to conduct himself or herself so as to facilitate the due exercise by the Alcan Board of Directors of the fiduciary and other duties to which it is bound in the context of the said transaction, and iv) to facilitate the transfer of Alcan's obligations under this Agreement to the Acquirer or to a subsequent acquirer of the Rolled Products Business.

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4.   OTHER PROVISIONS

4.1  No Duty to Mitiqate/Set-off. Alcan agrees that if the Executive's
     ----------------------------
     employment is terminated pursuant to this Agreement other than for Cause during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by Alcan pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer. Alcan's obligations to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, defense or other right which Alcan may have against the Executive.

4.2  References to Subsidiaries. For purposes of this Agreement, unless the
     ---------------------------
     context otherwise requires, references to Alcan or to the Acquirer shall include as appropriate references to one or more of their respective subsidiaries (as "subsidiary" is defined in the Canada Business Corporations Act).

4.3  Confidentiality and Non-Competition Undertakings. Without prejudice to any
     -------------------------------------------------
     other confidentiality undertakings or obligations by which the Executive may be bound in favour of Alcan, the Executive shall not at any time during the term of this Agreement, or thereafter, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive's own account, any proprietary processes, trade secrets or other confidential data or information of Alcan and their respective related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that these obligations shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, or (ii) become known to and available for use by the public other than by the Executive's wrongful act or omission. The provisions of this paragraph shall survive and remain in effect notwithstanding the termination of this Agreement and the termination of the Executive's employment.

4.4  Successors - Binding Aqreement. This Agreement shall inure to the benefit
     -------------------------------
     of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors and heirs. If the Executive shall die after termination of his or her employment while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.

4.5  Severability. If any provisions of this Agreement shall be declared to be
     -------------
     invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

4.6  Legal Fees. In the event Alcan does not make the payments due hereunder on
     -----------
     a timely basis and the Executive collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through legal counsel, Alcan shall pay all costs of such collection or enforcement, including reasonable legal fees and other reasonable fees and expenses which the Executive may incur. Alcan shall pay to the Executive interest at the prime lending rate as announced from time to time by Royal Bank of Canada on all or any part of any amount to be paid to Executive hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

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4.7  Non-Exclusivity of rights. Except as otherwise specifically provided
     --------------------------
     therein, (i) nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by Alcan and for which the Executive may qualify, nor (ii) shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or severance from employment with or the Employer or statutory entitlements. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

4.8  Not an Agreement of Employment. This is not an agreement assuring
     -------------------------------
     employment and Alcan reserves the right to terminate the Executive's employment at any time with or without cause, subject to the provisions hereof.

4.9  Interpretation. No provisions of this Agreement may be modified, waived or
     ---------------
     discharged unless such waiver, modification or discharge is agreed to in writing by the parties. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or the Employment Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

4.10 Governing Law. This Agreement shall be construed, interpreted, and governed
     --------------
     in accordance with the laws of the Province of Quebec.


4.11 English Lanquage. The parties hereto declare that they require that this
     -----------------
     Agreement and any related documents be drawn up and executed in English. Les parties declarent qu'elles requierent que cette convention ainsi que tous documents relatifs a cette convention soient rediges et executes en anglais.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.


ALCAN INC.                                      DAVID K. GODSELL

By: /s/ Brian W. Sturgell                       /s/ David K. Godsell

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